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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) FEBRUARY 23, 1999

                          SPECIALTY RETAIL GROUP, INC.
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               (Exact Name of Registrant as Specified in Charter)

         FLORIDA                     0-18707                  59-282441
(State or Other Jurisdiction       (Commission              (IRS Employer
     of Incorporation)              File Number)          Identification No.)

477 MADISON AVENUE, 14TH FLOOR, NEW YORK, NY                     10022
  (Address of Principal Executive Offices)                     (Zip Code)

       Registrant's telephone number, including area code   (212) 872-9600

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          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

          On February 23, 1999, the Company terminated the engagement of Jeffrey
M. Brinn, CPA as the principal accountant to audit the Company's financial statements, and on February 26, 1999, engaged Richard A. Eisner & Company of New York, New York, as its independent auditor.

          The report of Jeffrey M. Brinn on the Company's financial statements for the Company's fiscal year ended June 29, 1997, the only year on which he rendered an opinion on the Company's financial statements, did not contain an adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles but was modified due to uncertainty regarding the Company's ability to continue as a going concern in light of the bankruptcy proceedings applicable to its last remaining operating subsidiary.

          The decision to terminate the principal accountant was approved by the Company's sole Director.

          During the Company's 1997 and 1998 fiscal years and for the subsequent interim period through February 23, 1999, there was one disagreement with such principal accountant on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the former accountant's satisfaction, would have caused him to make reference to the subject matter thereof in connection with his report. The disagreement involved the reporting of a transaction with the Company's bankrupt subsidiary and was resolved to the former accountant's satisfaction. The Board of Directors did not discuss the disagreement with the former accountant. The Company has authorized the former accountant to respond fully to inquiries of the successor accountant concerning the subject matter of the disagreement.

ITEM 5.   OTHER EVENTS.

          On February 25, 1999, the Company signed a letter agreement with TBM Capital II, LLC, Colt Services, Inc. and Seymour Zises, the sole director of the Company, pursuant to which TBM Capital II, LLC and Colt Services, Inc. (collectively, the "Purchasers") have agreed to use their best efforts to purchase and arrange for others to purchase between $10,000,000 and $20,000,000 of Common Stock of the Company. Under terms of the letter agreement, the shares of the Company's outstanding Common Stock would be reverse split so that after the capital infusion the present stockholders of the Company would hold shares of Common Stock valued at $135,000 (based upon the selling price per share in the capital infusion) and certain creditors (in settlement of $290,000 of outstanding invoices for services rendered to and disbursements made on behalf of the Company) would hold options to acquire shares of Common Stock valued at $165,000. Additional options to acquire Common Stock, at the price per share in the capital infusion, will be granted to the Purchasers and to Seymour Zises (collectively, the "New Options"). The New Options to be granted to the Purchasers are in consideration of their services in connection with the letter agreement. The New Option to be granted to Seymour Zises is in consideration of assumption of certain liabilities of the Company and payment of certain expenses in connection with the proposed transaction. Mr. Zises and his wife have also relinquished their rights under $287,750 of promissory notes from the Company to them.


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          The options granted to the creditors of the Company are exercisable at
$.10 per share for a period of the earlier of three years from the date of grant or 181 days after the closing of the capital infusion.

          The New Options will entitle their holders, for a period of 10 years, to acquire at the capital infusion price per share, shares of Common Stock representing, in the case of the Purchasers, 20% of the outstanding Common Stock after the capital infusion is fully diluted for the options granted to creditors, and, in the case of Seymour Zises, 1% of such diluted Common Stock.

          The Company has retained an independent financial advisor to render an opinion as to the fairness to stockholders from a financial point of view of the proposed transactions. Such independent advisor has indicated that based upon the financial and other information made available to it, it anticipates being able to opine favorably at the time the transactions are consummated, provided the financial and other information upon which it has relied is confirmed.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (A) NONE.

          (B) NONE.

          (C) EXHIBITS.

Exhibit                            DESCRIPTION                      Sequentially
  No.                              -----------                        Numbered
-------                                                                Page(s)
                                                                       -------

 16.1           Letter of Jeffrey M. Brinn, CPA pursuant to Item           5
                304(a)(3) of Regulation S-B.

ITEM 8.   CHANGE IN FISCAL YEAR.

          On February 25, 1999, the Company determined to change its fiscal year end from the Sunday closest to June 30 to December 31. The Company will file a report on Form 10-KSB to cover the transition period between June 28, 1998 and December 31, 1998. See "Item 4. Changes in Registrant's Certifying Accountant".


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  SPECIALTY RETAIL GROUP, INC.


                                                By: /s/ Seymour W. Zises
                                                    --------------------------
                                                    Seymour W. Zises, Director

Dated: March 9, 1999